                                                                      EXHIBIT 12

                                  AMETEK, INC.
      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                     YEARS ENDED DECEMBER 31,
                                                   -------------------------------------------------------------
                                                      1994         1995         1996         1997         1998
                                                   ---------    ---------    ---------    ---------    ---------
EARNINGS:
   Income from continuing operations               $  29,004    $  36,884    $  43,072    $  50,264    $  50,449
   Income tax expense                                 17,009       21,721       23,310       27,930       26,909
   Interest expense - gross                           22,295       20,317       19,660       18,499       24,121
   Capitalized interest                                 (677)        (142)        (599)        (318)        (462)
   Amortization of debt financing costs (1)            1,385        1,221          136           --           --
   Interest portion of rental expense   (2)            1,399        1,552        1,844        1,944        2,249
                                                   ---------    ---------    ---------    ---------    ---------
      Adjusted earnings                            $  70,415    $  81,553    $  87,423    $  98,319    $ 103,266
                                                   =========    =========    =========    =========    =========


FIXED CHARGES:
   Interest expense, net of capitalized interest   $  21,618    $  20,175    $  19,061    $  18,181    $  23,659
   Capitalized interest                                  677          142          599          318          462
   Amortization of debt financing costs (1)            1,385        1,221          136           --           --
   Interest portion of rental expense   (2)            1,399        1,552        1,844        1,944        2,249
                                                   ---------    ---------    ---------    ---------    ---------
      Fixed charges                                $  25,079    $  23,090    $  21,640    $  20,443    $  26,370
                                                   =========    =========    =========    =========    =========

                                                   ---------    ---------    ---------    ---------    ---------
   RATIO OF ADJUSTED EARNINGS TO
       FIXED CHARGES                                    2.8x         3.5x         4.0x         4.8x         3.9x
                                                   =========    =========    =========    =========    =========

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(1)  Included in interest expense above after 1996.
(2)  Estimated to be 1/3 of total rent expense.